EXHIBIT 3.19



                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                        IMAGING DIAGNOSTIC SYSTEMS, INC.




In accordance with shareholders approval of a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock, no par value, from 200,000,000 to 300,000,000 duly executed by a majority of the votes cast by the shareholders of Imaging Diagnostic Systems, Inc. entitled to vote thereon, and ratification of such action by the Company's Board of Directors, the Corporation's Articles of Incorporation to provide for an increase in the authorized Common Stock, pursuant to the relevant provisions of Chapter 607 of the Florida Statutes are hereby Amended as follows:



                            ARTICLE III CAPITAL STOCK



The maximum number of shares of capital stock that this corporation is authorized to have outstanding at any one time is 302,000,000 (THREE HUNDRED AND TWO MILLION) shares, no par value. The 302,000,000 shares of no par value capital stock of the Corporation shall be designated as follows:


                  o   300,000,000 common shares

                  o 2,000,000 Preferred Shares, the rights, and preferences of which are to be designated by the Company's Board of Directors.


Except as amended above the remainder of the Company's Article of Incorporation shall remain unchanged, and are hereby ratified and confirmed.


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The foregoing Amendments to the Articles of Incorporation were duly adopted on
February 23, 2005 by a vote of a majority of the holders of the Corporation's common stock, no par value and the holders of the Preferred Shares, and approved by a sufficient number of votes pursuant to the Florida Statutes.

Signed this 23rd day of February 2005.


IMAGING DIAGNOSTIC SYSTEMS, INC


By: /s/ Timothy B. Hansen

        Timothy B. Hansen
        Chief Executive Officer & Director


By: /s/ Allan L. Schwartz

        Allan L. Schwartz
        Executive Vice-President, Chief Financial Officer & Director